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                                                                    Exhibit 99.1

(BW) (CHEMTRAK) (CMTR) ChemTrak planning private placement of equity

        Business Editors and Health/Medical Writers

        SUNNYVALE, Calif.--(BW Healthwire)--June 16, 1997--ChemTrak Inc. (NASDAQ:CMTR) announced today that it plans to sell up to $7.0 million of convertible stock in a private placement.

        The convertible securities are expected to have a fixed dividend and will be convertible into common stock on a formula based on a percentage of the trailing average closing prices of stock on the Nasdaq National Market. ChemTrak will use the net proceeds for general corporate purposes, advertising and promotion as well as research and development.

        ChemTrak is a full-service personal medical diagnostics company that develops and manufactures reliable and easy-to-use medical testing systems. ChemTrak medical test kits are designed to screen and diagnose health conditions with accuracy comparable to physicians' office and laboratory instrumented tests.

        Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties.

        Actual results might differ materially from these statements due to risks and uncertainties, including determinations by the FDA, the impact of competitive products and pricing, the timely development and acceptance of new products, medical market conditions and other factors discussed in the Company's 1996 Form 10-K.

        This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities. The convertible preferred stock will not be offered or sold absent registration or an applicable exemption from registration.

        CONTACT:      Neale-May & partners
                      Dick Claeys, 415/328-5555 ext. 125
                      dclaeys@nealemay.com
                             OR
                      ChemTrak
                      Donald V. Fluken, 408/773-8156


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